[LETTERHEAD OF PIERCE ATWOOD]

November 22, 1996

American Skiing Company
P.O. Box 450
Bethel, ME 04217

Re:  Registration Statement on Form S-4 -- File
No. 333-9763

Ladies and Gentlemen:

     We have acted as counsel to American
Skiing Company in connection with the issuance of the New Notes and New Subordinated Notes by
American Skiing Company, and the Subsidiary
Guarantees and Subordinated Note Subsidiary
Guarantees of such obligations by the
Guarantors (as those terms are defined in the Prospectus). In that capacity, we render the following opinion:

     The New Notes and the New Subordinated
Notes will, when sold, be legally issued, fully paid and nonassessable, and will be binding obligations of American Skiing Company. The
Subsidiary Guarantees and the Subordinated Note
Subsidiary Guarantees issued with respect to the New Notes and the New Subordinated Notes, respectively, by the Guarantors will, when issued, be legally issued and will represent legally binding obligations of such Guarantors.
The foregoing opinion is subject to the
following qualification: the enforceability of any obligation of American Skiing Company or any Guarantor (including the New Notes, New
Subordinated Notes, Subsidiary Guarantees and
Subordinated Note Subsidiary Guarantees) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws or rules of law or equity affecting the enforcement generally of creditors rights and remedies, the discretion of the court before which equitable relief is requested, and laws relating to fraudulent transfers or conveyances, preferences and equitable subordination. We have relied on the opinions of Wadleigh, Starr, Peters, Dunn & Chiesa and
Reiber, Kenlan, Schwiebert, Hall & Facey, P.C., respectively, dated of even date herewith, with respect to the legality of the issuance of the Subsidiary Guarantees and the Subordinated Note
Subsidiary Guarantees issued by those
Guarantors organized under New Hampshire law and Vermont law.

     We consent to being named in the above-
captioned Registration Statement and related
Prospectus under the caption "Legal Matters" as counsel who are passing upon the validity of issuance of the New Notes and the New
Subordinated Notes and such Subsidiary
Guarantees and Subordinated Note Subsidiary
Guarantees and to your filing copies of this letter as an Exhibit to such Registration
Statement.

PIERCE ATWOOD


By: PIERCE ATWOOD